Exhibit 5.1

[JONES DAY LETTERHEAD]

June 11, 2010

Diversey Holdings, Inc.

8310 16th Street, P.O. Box 902

Sturtevant, Wisconsin 53177-0902

Re:	Registration Statement on Form S-4 Filed by Diversey Holdings, Inc.

Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Diversey Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-165890) to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $250,000,000 aggregate initial principal amount (plus any increase in such principal amount to reflect the accrual of non-cash interest) of 10.50% Senior Notes due 2020 of the Company (the “Exchange Notes”) for an equal initial principal amount (plus any increase in such principal amount to reflect the accrual of non-cash interest) of 10.50% Senior Notes due 2020 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 24, 2009 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company and Wilmington Trust FSB, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For purposes of the opinion expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

Diversey Holdings, Inc.

June 11, 2010

The opinion expressed herein is limited to (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect, and we express no opinion or view as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day